 Filed pursuant to Rule 424(b)(3)

File No. 333-259138

VARIANT ALTERNATIVE INCOME FUND

Supplement dated August 27, 2021, to the

Prospectus and Statement of Additional Information (“SAI”) dated August 27, 2021

This Supplement contains information beyond that contained in the Prospectus and SAI for the Variant Alternative Income Fund (the “Fund”) and should be read in conjunction with the Prospectus and SAI. Capitalized terms used in this Supplement and not otherwise defined shall have the meanings given to them in the Prospectus and SAI.

The Board of Trustees (“Board”) of the Fund approved the closure of the Fund’s Investor Class Shares. Effective immediately, the Investor Class Shares of the Fund are no longer available for purchase.

The Board also approved the conversion of all Investor Class Shares of the Fund outstanding into Institutional Class Shares of the Fund. As soon as practicable, all Investor Class Shares outstanding will be converted to Institutional Class Shares without action by Investor Class shareholders. After conversion, each holder of Investor Class Shares will hold Institutional Class Shares of the Fund with an aggregate net asset value equal to the aggregate net asset value of the converted Investor Class Shares.

Please contact UMB Fund Services, Inc. at 1-877-770-7717 for more information.

Please retain this Supplement with the Prospectus and SAI for future reference.